As filed with the Securities and Exchange Commission on November 20, 2019

Registration Statement File No. 333-205320
Registration Statement File No. 333-205321
Registration Statement File No. 333-205322
Registration Statement File No. 333-217897
Registration Statement File No. 333-220695
Registration Statement File No. 333-224852
Registration Statement File No. 333-230519

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-205320)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-205321)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-205322)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217897)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-220695)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-224852)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-230519)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Gannett Media Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-2390983
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

7950 Jones Branch Drive
 McLean, Virginia 22107-0910
(Address, including zip code, of principal executive offices)

Gannett Co., Inc. 2015 Deferred Compensation Plan
Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan
Gannett Co., Inc. 401(k) Savings Plan
(Full title of the plan)

Cameron MacDougall, Esq.
Ivy Hernandez, Esq.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th floor
New York, NY 10105
(212) 798-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Damien R. Zoubek, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration Statement File No. 333-205320, filed with the SEC on June 29, 2015, registering (i) 500,000 shares of Common Stock issuable under the Gannett Co., Inc. 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”) and (ii) $7,500,000 in deferred compensation obligations pursuant to the terms of the Deferred Compensation Plan (“Deferred Compensation Obligations”);

ii.
Registration Statement File No. 333-205321, filed with the SEC on June 29, 2015, registering 11,000,000 shares of Common Stock issuable under the Gannett Co., Inc. Omnibus Incentive Compensation Plan (the “Omnibus Plan”), as amended by Post-Effective Amendment No. 1, filed with the SEC on July 14, 2015;

iii.
Registration Statement File No. 333-205322, filed with the SEC on June 29, 2015, registering (i) 15,000,000 shares of Common Stock issuable under the Gannett Co., Inc. 401(k) Savings Plan (the “401(k) Plan”) and (ii) an indeterminate amount of plan interests issuable under the 401(k) Plan.

iv.	Registration Statement File No. 333-217897, filed with the SEC on May 11, 2017, registering 7,000,000 shares of Common Stock issuable under the Omnibus Plan;

v.
Registration Statement File No. 333-220695, filed with the SEC on September 28, 2017, registering (i) 11,000,000 shares of Common Stock issuable under the 401(k) Plan and (ii) an indeterminate amount of plan interests issuable under the 401(k) Plan;

vi.	Registration Statement File No. 333-224852, filed with the SEC on May 11, 2018, registering 6,050,000 shares of Common Stock issuable under the Omnibus Plan; and

vii.
Registration Statement File No. 333-230519, filed with the SEC on March 26, 2019, registering (i) 400,000 shares of Common Stock issuable under the Deferred Compensation Plan and (ii) $3,000,000 in Deferred Compensation Obligations in accordance with the terms of the Deferred Compensation Plan.

On November 19, 2019, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019, among the Registrant, Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (the “Company”), Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company and a wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), the Company acquired all of the outstanding shares of the Registrant through a transaction in which Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and as an indirect, wholly owned subsidiary of the Company.  These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on November 20, 2019.

GANNETT MEDIA CORP.
By:	/s/ Paul J. Bascobert
Name: Paul J. Bascobert Title: President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.